                                                                     Exhibit 5.1


                         Reed Smith Shaw & McClay LLP

Writer's Direct Numbers:             435 Sixth Avenue
Phone 412-288-3126          Pittsburgh, Pennsylvania 15219-1886
Fax 412-288-3063                    Phone: 412-288-3131
rkmorris@rssm.com                    Fax: 412-288-3063


                                                   January 2, 1998

Respironics, Inc.
1501 Ardmore Boulevard
Pittsburgh, Pennsylvania  15221

Dear Sirs:

     We have acted as counsel for Respironics, Inc., a Delaware Corporation (the "Corporation") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of the shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock") to be issued pursuant to the Agreement and Plan of Reorganization and related Agreement and Plan of Merger, each dated as of November 10, 1997, as amended (collectively, the "Merger Agreement") by and among the Corporation, Healthdyne Technologies, Inc., and RIGA, Inc., a wholly owned subsidiary of the Corporation. This opinion is being furnished pursuant to the requirements of Form S-4 and Item 601 of Regulation S-K.

     In furnishing this opinion we have examined the Registration Statement, as well as the Joint Proxy Statement/Prospectus included therein (the "Joint Proxy Statement/Prospectus"), to be filed with the Securities and Exchange Commission, in connection with which this opinion is to be filed as an Exhibit. In addition, we have examined such other documents, legal opinions and precedents, corporate and other records of the Corporation and certificates of public officials and officers of the Corporation as we have deemed necessary or appropriate to provide a basis for the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based upon the foregoing, we are of the opinion that:

 (1) The Corporation has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware;

Harrisburg, PA    McLean, VA    Newark, NJ    New York, NY    Philadelphia, PA
                        Princeton, NJ    Washington, DC

Reed Smith Shaw & McClay LLP


Respironics, Inc.                     -2-                        January 2, 1998


 (2) The Registration Statement has been duly authorized by all necessary corporate action of the Corporation; and

 (3) When the Registration Statement has become effective under the Act and the shares of Common Stock have been issued and delivered pursuant to the terms of the Merger Agreement, the shares of Common Stock will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Joint Proxy Statement/Prospectus under the heading "Legal Opinions". By giving such consent, we do not hereby admit that we are within the category of persons whose consents are required under Section 7 of the Act.

     This opinion is being rendered solely for your benefit in connection with the Registration Statement. You may not rely on this opinion for any other purpose without our express written consent. This opinion is rendered as of the date hereof, and we are under no obligation to update it or to advise you of any subsequent event which could affect it. This opinion may not be assigned, quoted or used without our express written consent.

                                                    Your truly,

                                                    REED SMITH SHAW & McCLAY LLP


RKM:JGA